Exhibit 4.4

REMARKETING AGREEMENT

REMARKETING AGREEMENT, dated as of February 12, 2004 (this “Remarketing Agreement”) by and among Affiliated Managers Group, Inc., a company organized and existing under the laws of the State of Delaware (the “Company”), The Bank of New York, a New York banking corporation, not individually but solely as Purchase Contract Agent and as attorney-in-fact of the holders of Purchase Contracts (each as defined in the Purchase Contract Agreement (as defined herein)), and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”).

WITNESSETH:

WHEREAS, the Company will issue its PRIDES (the “PRIDES”) in an aggregate Stated Amount of $250,000,000 under the Purchase Contract Agreement, dated as of February 12, 2004, by and between the Purchase Contract Agent and the Company (the “Purchase Contract Agreement”) as amended or supplemented from time to time; and

WHEREAS, the Company will issue concurrently in connection with the issuance of the PRIDES 4.125% Senior Notes of the Company initially due February 17, 2010 (the “Senior Notes”) in an aggregate principal amount of $250,000,000; and

WHEREAS, the PRIDES will initially consist of 250,000 units referred to as “Income PRIDES,” each such security consisting of a Senior Note in the principal amount of $1,000 and a Purchase Contract issued by the Company (“Purchase Contract”) pursuant to the Purchase Contract Agreement, and no Growth PRIDES, each such security consisting of certain U.S. Treasury Securities and a Purchase Contract; and

WHEREAS, the Senior Notes forming a part of the Income PRIDES will be pledged pursuant to the Pledge Agreement (the “Pledge Agreement”), dated as of February 12, 2004, by and among the Company, The Bank of New York, as Collateral Agent, Purchase Contract Agent, Securities Intermediary and Custodial Agent (the “Collateral Agent”), to secure an Income PRIDES Holder’s obligations under the related Purchase Contract on the Purchase Contract Settlement Date; and

WHEREAS, the Remarketing Agent will remarket in the manner provided herein the Senior Notes pledged pursuant to the Pledge Agreement (the “Pledged Senior Notes”) of the Income PRIDES Holders who have not already settled their Purchase Contracts, and any Senior Notes that are not pledged pursuant to the Pledge Agreement (the “Other Senior Notes”) of the holders who have elected to have their Senior Notes remarketed, in each case, as provided in the Purchase Contract Agreement; and

WHEREAS, in the event of a Failed Initial Remarketing, the holders of the Other Senior Notes electing to have their Senior Notes remarketed and of the Holders of the Pledged Senior Notes who have elected not to settle the Purchase Contracts related to their Income PRIDES by Cash Settlement and who have not settled their Purchase Contracts early upon the occurrence of certain specified corporate transactions will be remarketed by the Remarketing Agent on the third Business Day immediately preceding the Purchase Contract Settlement Date (the “Final Remarketing Date”); and

WHEREAS, in the event of a Successful Initial Remarketing, the applicable interest rate on the Senior Notes will be reset on the Reset Date, to the Reset Rate to be determined by the Reset Agent as the rate that such Senior Notes should bear in order for the Applicable Principal Amount of the Senior Notes to have an approximate aggregate market value of 100.25% of the Treasury Portfolio Purchase Price on the Initial Remarketing Date plus the applicable Remarketing Fee, provided that in the determination of such Reset Rate, the Company shall, if applicable, limit the Reset Rate to the maximum rate permitted by applicable law; and

WHEREAS, in the event of a Failed Final Remarketing, the applicable interest rate on the Senior Notes that remain outstanding on and after the Purchase Contract Settlement Date will be reset on the third Business Day immediately preceding the Purchase Contract Settlement Date, to the Reset Rate to be determined by the Reset Agent as the rate that such Senior Notes should bear in order to have an approximate market value of 100.25% of the aggregate principal amount of the Senior Notes on the third Business Day immediately preceding the Purchase Contract Settlement Date plus the applicable Remarketing Fee, provided that in the determination of such Reset Rate, the Company shall, if applicable, limit the Reset Rate to the maximum rate permitted by applicable law; and

WHEREAS, the Company has requested Merrill Lynch to act as the Reset Agent and as the Remarketing Agent, and as such to perform the services described herein; and

WHEREAS, Merrill Lynch is willing to act as Reset Agent and Remarketing Agent and as such to perform such duties on the terms and conditions expressly set forth herein.

NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

Section 1.               Definitions.  Capitalized terms used and not defined in this Remarketing Agreement shall have the meanings assigned to them in the Purchase Contract Agreement or, if not therein defined, the Pledge Agreement.

Section 2.               Appointment and Obligations of Reset Agent and Remarketing Agent; Remarketing.

(a)           The Company hereby appoints Merrill Lynch and Merrill Lynch hereby accepts such appointment, (i) as the Reset Agent to determine in consultation with the Company, in the manner provided for herein and in the Indenture (as in effect on the date of this Remarketing Agreement) with respect to the Senior Notes, (1) the Reset Rate that, in the opinion of the Reset Agent, will, when applied to the Senior Notes, enable the Applicable Principal Amount of the Senior Notes to have an approximate aggregate market value of 100.25% of the Treasury Portfolio Purchase Price as of an Initial Remarketing Date, and (2) in the event of a Failed Initial Remarketing, the Reset Rate that, in the opinion of the Reset Agent, will, when applied to the Senior Notes, enable a Senior Note to have an approximate market value of 100.25% of the aggregate principal amount of the Senior Notes as of the third Business Day preceding the Purchase Contract Settlement Date, provided, in each case, that the Company, by notice to the

Reset Agent prior to the tenth Business Day preceding a proposed Initial Remarketing Date, or the Purchase Contract Settlement Date, in the case of the Final Remarketing (as defined below), shall, if applicable, limit the Reset Rate so that it does not exceed the maximum rate permitted by applicable law and (ii) as the exclusive Remarketing Agent (subject to the right of Merrill Lynch to appoint additional remarketing agents hereunder as described below) to (1) remarket the Other Senior Notes of the holders electing to have such Other Senior Notes remarketed and the Pledged Senior Notes of the Income PRIDES Holders on an Initial Remarketing Date, for settlement on the third Business Day following such remarketing and (2) in the case of a Failed Initial Remarketing, remarket the Senior Notes of the holders of the Other Senior Notes and of the Income PRIDES Holders who have not settled the related Purchase Contracts early and have failed to notify the Purchase Contract Agent, on or prior to the fifth Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to settle the related Purchase Contracts through Cash Settlement.  In connection with any remarketing contemplated hereby, the Remarketing Agent will enter into a Supplemental Remarketing Agreement (the “Supplemental Remarketing Agreement”) with the Company and the Purchase Contract Agent, which shall either be (i) substantially in the form attached hereto as Exhibit A (with such changes as the Company and the Remarketing Agent may agree upon, it being understood that changes may be necessary in the representations, warranties, covenants and other provisions of the Supplemental Remarketing Agreement due to changes in law or facts and circumstances or in the event that Merrill Lynch is not the sole remarketing agent, and with such further changes therein as the Remarketing Agent may reasonably request) or (ii) in such other form as the Remarketing Agent may reasonably request, subject to the approval of the Company (such approval not to be unreasonably withheld).  Notwithstanding anything herein to the contrary, Merrill Lynch shall not be obligated to act as Remarketing Agent or Reset Agent hereunder unless the Supplemental Remarketing Agreement is in form and substance reasonably satisfactory to Merrill Lynch.  The Company agrees that Merrill Lynch shall have the right, on 15 Business Days’ notice to the Company, to appoint one or more additional remarketing agents so long as any such additional remarketing agents shall be reasonably acceptable to the Company. Upon any such appointment, the parties shall enter into an appropriate amendment to this Remarketing Agreement to reflect the addition of any such remarketing agent.

(b)           Pursuant to the Supplemental Remarketing Agreement, the Remarketing Agent, either as sole remarketing agent or as representative of a group of remarketing agents appointed as aforesaid, will agree, subject to the terms and conditions set forth herein and therein, to use its reasonable efforts to (i) remarket, on each Initial Remarketing Date (each an “Initial Remarketing”), the Senior Notes that the Collateral Agent shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, such Initial Remarketing, at a price per Senior Note such that the aggregate price for the Applicable Principal Amount of the Senior Notes is approximately 100.25% of the Treasury Portfolio Purchase Price plus the Remarketing Fee and (ii) in the event of a Failed Initial Remarketing, remarket, on the third Business Day immediately preceding the Purchase Contract Settlement Date (the “Final Remarketing”), the Senior Notes that the Collateral Agent shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, the Final Remarketing, at a price of approximately 100.25% of the aggregate principal amount of such Senior Notes plus the Remarketing Fee. Notwithstanding the preceding sentence, the Remarketing Agent shall not remarket any Senior Notes for a price less than the price necessary for the Applicable Principal Amount of the Senior Notes to have an aggregate price equal to 100% of the Treasury Portfolio

Purchase Price (the “Minimum Initial Remarketing Price”), in the case of any Initial Remarketing, or the aggregate principal amount of such Senior Notes, in the case of the Final Remarketing.  After deducting the fee specified in Section 3 below, the proceeds of such Initial Remarketing or Final Remarketing, as the case may be, shall be paid to the Collateral Agent in accordance with Section 4.6 or 6.3 of the Pledge Agreement and Section 5.3 of the Purchase Contract Agreement (each of which Sections are incorporated herein by reference).  The right of each holder of Senior Notes or Income PRIDES to have Senior Notes tendered for any Initial Remarketing or the Final Remarketing, as the case may be, shall be limited to the extent that (i) the Remarketing Agent conducts an Initial Remarketing and, in the event of a Failed Initial Remarketing, a Final Remarketing pursuant to the terms of this Remarketing Agreement, (ii) Senior Notes tendered have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Senior Notes at a price of not less than the Minimum Initial Remarketing Price, in the case of any Initial Remarketing, and 100% of the principal amount thereof, in the case of the Final Remarketing and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.  The Remarketing Agent shall not be obligated to remarket any Senior Note if a condition precedent to such remarketing is not fulfilled.

(c)           Neither the Remarketing Agent nor the Reset Agent shall have any obligation whatsoever to purchase any Senior Notes, whether in an Initial Remarketing, the Final Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Senior Notes for remarketing or to otherwise expend or risk their own funds or incur or be exposed to financial liability in the performance of their respective duties under this Remarketing Agreement or any Supplemental Remarketing Agreement, and, without limitation of the foregoing, the Remarketing Agent shall not be deemed an underwriter of the remarketed Senior Notes.  The Company shall not be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

Section 3.               Fees.  In the event of a Successful Initial Remarketing, the Remarketing Agent shall retain as a remarketing fee (the “Remarketing Fee”) (i) an amount not exceeding 25 basis points (0.25%) of the Minimum Initial Remarketing Price from any amount received in connection with such Initial Remarketing in excess of the Minimum Initial Remarketing Price if the remarketed Senior Notes mature on or prior to February 17, 2010 or (ii) such other amount as agreed between the Company and the Remarketing Agent if the maturity date of the Senior Notes is otherwise extended on the Reset Date to a date after February 17, 2010.  In the event of a Successful Final Remarketing, the Remarketing Agent shall retain as the Remarketing Fee an amount not exceeding 25 basis points (0.25%), of the principal amount of the remarketed Senior Notes from any amount received in connection with such Final Remarketing in excess of the aggregate principal amount of such remarketed Senior Notes if the remarketed Senior Notes mature on or prior to February 17, 2010 or (ii) such other amount as agreed between the Company and the Remarketing Agent if the maturity date of the Senior Notes is otherwise extended on the Reset Date to a date after February 17, 2010.  In addition, the Reset Agent shall, in either case, receive from the Company a reasonable and customary fee (the “Reset Agent Fee”); provided, however, that if the Remarketing Agent shall also act as the Reset Agent, then the Reset Agent shall not be entitled to receive any such Reset Agent Fee.  Payment of such Reset Agent Fee shall be made by the Company on the Initial Remarketing Date, in the case of a Successful Initial Remarketing, or on the third Business Day immediately preceding the

Purchase Contract Settlement Date, in the case of a Successful Final Remarketing, in immediately available funds or, upon the instructions of the Reset Agent, by certified or official bank check or checks or by wire transfer.

Section 4.               Replacement and Resignation of Remarketing Agent.

(a)           The Company may in its absolute discretion replace Merrill Lynch as the Remarketing Agent and/or as the Reset Agent in its capacity hereunder by giving notice (i) prior to 3:00 p.m., New York City time on the eleventh Business Day immediately prior to any Initial Remarketing Date, or (ii) in the event of a Failed Initial Remarketing, prior to 3:00 p.m., New York City time on the eleventh Business Day immediately prior to the Purchase Contract Settlement Date, provided, in either case, that the Company must replace Merrill Lynch both as Remarketing Agent and as Reset Agent unless Merrill Lynch shall agree to continue to serve solely in one such capacity.  Any such replacement shall become effective upon the Company’s appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent and/or the Reset Agent.  Upon providing such notice, the Company shall use all reasonable efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable.  The Company shall notify the Purchase Contract Agent, the Collateral Agent and the Custodial Agent of the appointment of any such successor.

(b)           Merrill Lynch may resign at any time and be discharged from its duties and obligations hereunder as the Remarketing Agent and/or as the Reset Agent by giving notice (i) prior to 3:00 p.m., New York City time on the eleventh Business Day immediately prior to any Initial Remarketing Date, or (ii) in the event of a Failed Initial Remarketing, prior to 3:00 p.m., New York City time on the eleventh Business Day immediately prior to the Purchase Contract Settlement Date.  Any such resignation shall become effective upon the Company’s appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent and/or the Reset Agent. Upon receiving notice from the Remarketing Agent and/or the Reset Agent that it wishes to resign hereunder, the Company shall use all reasonable efforts to appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable.  The Company shall notify the Purchase Contract Agent, the Collateral Agent and the Custodial Agent of the appointment of any such successor.

Section 5.               Dealing in the Securities.  Each of the Remarketing Agent and the Reset Agent, when acting hereunder or under the Supplemental Remarketing Agreement or acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Senior Notes, Securities or other securities of the Company.  With respect to any Senior Notes, Securities or other securities of the Company owned by it, the Remarketing Agent and the Reset Agent may each exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder.  The Remarketing Agent and the Reset Agent respectively, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Section 6.               Registration Statement and Prospectus.

(a)           In connection with any Initial Remarketing, the Company in its sole discretion, may determine to (i) file and cause to be declared effective a registration statement relating to the Senior Notes under the Securities Act of 1933, as amended (the “1933 Act”), prior to the third Business Day immediately preceding such Initial Remarketing Date, (ii) furnish a current preliminary prospectus and, if applicable, a current preliminary prospectus supplement to be used by the Remarketing Agent in such Initial Remarketing not later than seven Business Days prior to such Initial Remarketing Date (or such earlier date as the Remarketing Agent may reasonably request) and in such quantities as the Remarketing Agent may reasonably request, and (iii) furnish a current final prospectus and, if applicable, a final prospectus supplement to be used by the Remarketing Agent in such Initial Remarketing not later than the third Business Day immediately preceding such Initial Remarketing Date in such quantities as the Remarketing Agent may reasonably request.

(b)           In the event of a Failed Initial Remarketing and in connection with the Final Remarketing, the Company in its sole discretion, may determine to (i) file and cause to be declared effective a registration statement relating to the Senior Notes under the 1933 Act prior to the third Business Day immediately preceding the Purchase Contract Settlement Date, (ii) furnish a current preliminary prospectus and, if applicable, a current preliminary prospectus supplement to be used by the Remarketing Agent in the Final Remarketing not later than seven Business Days prior to the Purchase Contract Settlement Date (or such earlier date as the Remarketing Agent may reasonably request) and in such quantities as the Remarketing Agent may reasonably request, and (iii) furnish a current final prospectus and, if applicable, a final prospectus supplement to be used by the Remarketing Agent in the Final Remarketing not later than the third Business Day immediately preceding the Purchase Contract Settlement Date in such quantities as the Remarketing Agent may reasonably request.

(c)           If in connection with any Initial Remarketing or, in the event of a Failed Initial Remarketing and in connection with the Final Remarketing, it shall not be possible, in the view of counsel (which need not be an opinion) for either the Remarketing Agent or the Company, under applicable law, regulations or interpretations in effect at the time of such Initial Remarketing or such Final Remarketing to register the offer and sale by the Company of the Senior Notes under the 1933 Act as otherwise contemplated by this Section 6, the Company in its sole discretion, may determine to (i) take, or cause to be taken, action and to do, or cause to be done, any thing necessary, proper and advisable to permit and effectuate the offer and sale of the Senior Notes in connection with any Initial Remarketing or the Final Remarketing, as the case may be, without registration under the 1933 Act pursuant to an exemption therefrom, if available, (ii) furnish a current preliminary remarketing memorandum to be used by the Remarketing Agent in any Initial Remarketing or the Final Remarketing, as the case may be, not later than seven Business Days prior to such Initial Remarketing Date, in the case of an Initial Remarketing, or the Purchase Contract Settlement Date, in the case of the Final Remarketing (or in either case such earlier date as the Remarketing Agent may reasonably request) and in such quantities as the Remarketing Agent may reasonably request and (iii) furnish a current final remarketing memorandum to be used by the Remarketing Agent in any Initial Remarketing or the Final Remarketing, as the case may be, not later than the third Business Day immediately preceding such Initial Remarketing Date, in the case of an Initial Remarketing, or the Purchase

Contract Settlement Date, in the case of the Final Remarketing, in such quantities as the Remarketing Agent may reasonably request.

(d)           The Company also take any such actions as may (upon advice of counsel to the Company or the Remarketing Agent) be necessary or desirable under state securities or blue sky laws in connection with any Initial Remarketing and the Final Remarketing.

Section 7.               Conditions to the Remarketing Agent’s Obligations.

(a)           The obligations of the Remarketing Agent and the Reset Agent under this Remarketing Agreement and, in the case of the Remarketing Agent, the Supplemental Remarketing Agreement shall be subject to the terms and conditions of this Remarketing Agreement and the Supplemental Remarketing Agreement, including, without limitation, the following conditions: (i) the Senior Notes tendered for, or otherwise to be included in any Initial Remarketing or the Final Remarketing, as the case may be, have not been called for redemption, (ii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Senior Notes (1) in the case of any Initial Remarketing, at a price not less than the Minimum Initial Remarketing Price, and (2) in the case of the Final Remarketing, at a price not less than 100% of the aggregate principal amount thereof, (iii) the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Company and the Trustee (as defined in the Indenture) shall have performed their respective obligations in connection with any Initial Remarketing and, in the event of a Failed Initial Remarketing, in connection with the Final Remarketing, in each case pursuant to the Purchase Contract Agreement, the Pledge Agreement, the Indenture, this Remarketing Agreement and the Supplemental Remarketing Agreement (including, without limitation, giving the Remarketing Agent notice of the Treasury Portfolio Purchase Price no later than 10:00 a.m., New York City time, on the fourth Business Day prior to the Initial Remarketing Date, in the case of an Initial Remarketing, and giving the Remarketing Agent notice of the aggregate principal amount, as the case may be, of the Pledged Senior Notes and Other Senior Notes to be remarketed, no later than 10:00 a.m., New York City time, on the fourth Business Day prior to the Purchase Contract Settlement Date, in the case of the Final Remarketing, and, in each case, concurrently delivering such Senior Notes to be remarketed to the Remarketing Agent), (iv) no Event of Default (as defined in the Indenture), and no event that with the passage of time or the giving of notice or both would become an Event of Default, shall have occurred and be continuing, (v) the accuracy of the representations and warranties of the Company included and incorporated by reference in this Remarketing Agreement and the Supplemental Remarketing Agreement or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions included or incorporated by reference in this Remarketing Agreement or the Supplemental Remarketing Agreement, (vi) the performance by the Company of its covenants and other obligations included and incorporated by reference in this Remarketing Agreement and the Supplemental Remarketing Agreement, and (vii) the satisfaction of the other conditions set forth and incorporated by reference in this Remarketing Agreement and the Supplemental Remarketing Agreement.

(b)           If at any time during the term of this Remarketing Agreement, any Event of Default under the Indenture, or event that with the passage of time or the giving of notice or both would become an Event of Default under the Indenture, has occurred and is continuing, then the obligations and duties of the Remarketing Agent under this Remarketing Agreement shall be suspended until such default or event has been cured.  The Company will promptly notify the Remarketing Agent of such Events of Default and events known to an Authorized Officer and will cause the Trustee to give the Remarketing Agent notice of all such Events of Default and events known to an Authorized Officer.

Section 8.               Termination of Remarketing Agreement.  This Remarketing Agreement shall terminate as to the Remarketing Agent and/or the Reset Agent, as the case may be, on the effective date of its replacement pursuant to Section 4(a) hereof or pursuant to Section 4(b) hereof.  Notwithstanding any such termination, the obligations set forth in Section 2 (insofar as such Section relates to the payment of the Remarketing Fee) and Section 3 hereof shall survive and remain in full force and effect until all amounts payable under such Sections shall have been paid in full. In addition, each former Remarketing Agent and Reset Agent shall be entitled to the rights and benefits under Section 9 of this Remarketing Agreement notwithstanding the replacement or resignation of such Remarketing Agent or Reset Agent.

Section 9.               Remarketing Agent’s Performance; Duty of Care.  The duties and obligations of the Remarketing Agent and the Reset Agent shall be determined solely by the express provisions of this Remarketing Agreement and, in the case of the Remarketing Agent, the Supplemental Remarketing Agreement.  No implied covenants or obligations of or against the Remarketing Agent or the Reset Agent shall be read into this Remarketing Agreement or, in the case of the Remarketing Agent, the Supplemental Remarketing Agreement.  In the absence of bad faith on the part of the Remarketing Agent or the Reset Agent, as the case may be, the Remarketing Agent and the Reset Agent each may conclusively rely upon any document furnished to it which purports to conform to the requirements of this Remarketing Agreement or the Supplemental Remarketing Agreement, as the case may be, as to the truth of the statements expressed therein.  Each of the Remarketing Agent and the Reset Agent shall be protected in acting upon any document or communication reasonably believed by it to be signed, presented or made by the proper party or parties.  Neither the Remarketing Agent nor the Reset Agent shall have any obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Senior Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes, and they shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the third Business Day prior to any Remarketing Announcement Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.  Neither the Remarketing Agent nor the Reset Agent shall incur any liability under this Remarketing Agreement or the Supplemental Remarketing Agreement, as the case may be, to any beneficial owner or holder of Senior Notes, or other securities, either in its individual capacity or as Remarketing Agent or Reset Agent, as the case may be, for any action or failure to act in connection with any remarketing or otherwise in connection with the transactions contemplated by this Remarketing Agreement or the Supplemental Remarketing Agreement, except to the extent that it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that such liability has resulted from the willful misconduct, bad faith or gross negligence of the Remarketing Agent or the Reset Agent.  The provisions of this Section 9 shall survive any termination of this Remarketing Agreement and shall also continue to apply to every Remarketing Agent and Reset Agent notwithstanding their resignation or removal.

Section 10.             Governing Law.  THIS REMARKETING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 11.             Term of Agreement.  Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Remarketing Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Senior Notes are outstanding, or, if earlier, the Business Day immediately following a Successful Initial Remarketing Date, in the case of a Successful Initial Remarketing, or the Business Day immediately following the Purchase Contract Settlement Date, in the case of a Successful Final Remarketing.

Section 12.             Successors and Assigns.  The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of Merrill Lynch as the Remarketing Agent and/or as the Reset Agent.  The rights and obligations of Merrill Lynch as the Remarketing Agent and/or as the Reset Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company.  This Remarketing Agreement shall inure to the benefit of and be binding upon the Company and Merrill Lynch as the Remarketing Agent and/or as the Reset Agent and their respective successors and assigns.  The terms “successors” and “assigns” shall not include any purchaser of Securities merely because of such purchase.

Section 13.             Headings.  Section headings have been inserted in this Remarketing Agreement and the Supplemental Remarketing Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Remarketing Agreement or the Supplemental Remarketing Agreement, as the case may be, and will not be used in the interpretation of any provision of this Remarketing Agreement or the Supplemental Remarketing Agreement.

Section 14.             Severability.  If any provision of this Remarketing Agreement or the Supplemental Remarketing Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Remarketing Agreement or the Supplemental Remarketing Agreement, as the case may be, invalid, inoperative or unenforceable to any extent whatsoever.

Section 15.             Counterparts.  Both this Remarketing Agreement and the Supplemental Remarketing Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

Section 16.             Amendments.  Both this Remarketing Agreement and the Supplemental Remarketing Agreement may be amended by any instrument in writing signed by the parties hereto.

Section 17.             Notices.  Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing.  All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid.  All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, MA 01965, Attention: Darrell W. Crate, with a copy to Goodwin Procter LLP, Exchange Place, Boston, MA 02109-2881, Attention: Martin Carmichael; if to the Remarketing Agent or Reset Agent (if Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Remarketing Agent or the Reset Agent), to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, North Tower, New York, New York 10080, Attention: Investment Banking, with a copy to Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, NY 10019, Attention: L. Markus Wiltshire; and if to the Purchase Contract Agent, to The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the other in writing.

Section 18.             Consent to Jurisdiction; Miscellaneous.  Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive jurisdiction of any competent court in the place of its domicile and any United States Federal or New York State court sitting in the Borough of Manhattan in The City of New York in any action, suit or proceeding arising out of or relating to this Remarketing Agreement or the transactions contemplated hereby to the extent that such court has subject matter jurisdiction over the controversy, and expressly and irrevocably waives, to the extent permitted under applicable law, any immunity from the jurisdiction thereof and any claim or defense in such action, suit or proceeding based on a claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action, suit or proceeding.

Section 19.             Waiver of Immunities.  To the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Remarketing Agreement or any additional agreement, the Company hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

Section 20.             Information.  The Company agrees to furnish the Remarketing Agent and the Reset Agent with such information and documents as the Remarketing Agent or the Reset Agent may reasonably request in connection with the transactions contemplated by this Remarketing Agreement and the Supplemental Remarketing Agreement, and make reasonably available to the Remarketing Agent, the Reset Agent and/or any accountant, attorney or other advisor retained by the Remarketing Agent or the Reset Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and cause the Company’s officers, directors, employees and/or accountants to participate in all such discussions and to supply all such information reasonably requested by any such person in connection with such investigation.

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IN WITNESS WHEREOF, each of the Company, the Purchase Contract Agent and the Remarketing Agent has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

AFFILIATED MANAGERS GROUP, INC.

			By:	/s/ Darrell W. Crate
				Name:	Darrell W. Crate
				Title:	Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jay C. Horgen
	Name:	Jay C. Horgen
	Title:	Director

THE BANK OF NEW YORK,
not individually but solely as Purchase Contract
Agent and as attorney-in-fact for the holders of
the Purchase Contracts

By:	/s/ Kisha A. Holder
	Name:	Kisha A. Holder
	Title:	Assistant Vice President

Exhibit A to
Remarketing Agreement

SUPPLEMENTAL REMARKETING AGREEMENT

Supplemental Remarketing Agreement (this “Agreement”) dated                           ,          among Affiliated Managers Group, Inc., a company organized and existing under the laws of the State of Delaware (the “Company”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Remarketing Agent”), and The Bank of New York, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts (as such terms are defined in the Purchase Contract Agreement referred to in Schedule I hereto).

NOW, THEREFORE, for and in consideration of the covenants herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Remarketing Agreement, dated as of February 12, 2004 (the “Remarketing Agreement”), among the Company, the Purchase Contract Agent and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or, if not defined in the Remarketing Agreement, the meanings assigned to them in the Purchase Contract Agreement (as defined in Schedule I hereto).

2.             Remarketing Memorandum.  The Company has provided to the Remarketing Agent, for use in connection with remarketing of the Securities (as such term is defined on Schedule I hereto), a [preliminary remarketing memorandum and] remarketing memorandum and [describe other materials, if any].  Such remarketing memorandum (including the documents incorporated or deemed to be incorporated by reference therein, [and] [describe other materials] are hereinafter called, collectively, the “Prospectus,” [and such preliminary marketing memorandum (including the documents incorporated or deemed to be incorporated by reference therein) is hereinafter called a “preliminary prospectus”)].  The Company hereby consents to the use of the Prospectus [and the preliminary prospectus] in connection with the remarketing of the Securities].  All references in this Agreement to amendments or supplements to [the preliminary prospectus] or the Prospectus shall be deemed to mean and include the filing of any document under the 1934 Act, which is incorporated or deemed to be incorporated by reference in [the preliminary prospectus] or the Prospectus, as the case may be.

3.             Provisions Incorporated by Reference.

(a)           Subject to Section 3(b), the provisions of the Purchase Agreement are incorporated, as applicable, into this Agreement, and the Company hereby makes the representations and warranties, and agrees to comply with the covenants and obligations, set forth in the provisions of the Purchase Agreement incorporated by reference herein, as modified by the provisions of Section 3(b) hereof.

(b)           With respect to the provisions of the Purchase Agreement incorporated herein, for the purposes hereof, (i) all references therein to the “Initial Purchaser” shall be deemed to refer to the Remarketing Agent and any additional remarketing agents designated pursuant to Section 2 of the Remarketing Agreement; (ii) all references therein to the “Securities,” “PRIDES” or “Initial Securities” shall be deemed to refer to the Securities as defined herein; (iii) all references therein to the “Closing Date” shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto; (iv) all references therein to the “Offering Memorandum” shall be deemed to refer to [the preliminary prospectus] and the Prospectus, respectively, as defined herein; (v) all references therein to this “Agreement,” the “Purchase Agreement,” “hereof,” “herein” and all references of similar import, shall be deemed to mean and refer to this Supplemental Remarketing Agreement; (vi) all references therein to “the date hereof,” “the date of this Agreement” and all similar references shall be deemed to refer to the date of this Supplemental Remarketing Agreement; (vii) all references therein to any “settlement date” shall be disregarded; and (viii) [other changes, including changes relating to the offer and sale of the Securities in connection with the Remarketing without registration under the 1933 Act in reliance upon an exemption therefrom.]

4.             Purchase and Sale; Remarketing Underwriting Fee.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated by reference herein and in the Remarketing Agreement, the Remarketing Agent agrees to use its reasonable efforts to remarket, in the manner set forth in Section 2(b) of the Remarketing Agreement, the aggregate principal amount, as the case may be, of Securities set forth in Schedule I hereto at a purchase price not less than 100% of the [Minimum Initial Remarketing Price] [aggregate principal amount of the Securities].  In connection therewith, the registered holder or holders thereof agree, in the manner specified in Section 5 hereof, to pay to the Remarketing Agent a Remarketing Fee equal to an amount not exceeding 25 basis points (0.25%) of [the Minimum Initial Remarketing Price] [such aggregate principal amount,] payable by deduction from any amount received in connection from such [Initial][Final] Remarketing in excess of the [Minimum Initial Remarketing Price] [aggregate principal amount of the Securities] if the remarketed Senior Notes mature on or prior to February 17, 2010 or (ii) such other amount as agreed between the Company and the Remarketing Agent if the maturity date of the Senior Notes is otherwise extended on the Reset Date to a date after February 17, 2010.  The right of each holder of Securities to have Securities tendered for purchase shall be limited to the extent set forth in the last sentence of Section 2(b) of the Remarketing Agreement (which is incorporated by reference herein).  As more fully provided in Section 2(c) of the Remarketing Agreement (which is incorporated by reference herein), the Remarketing Agent is not obligated to purchase any Securities in the remarketing or otherwise, and neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Securities for remarketing.

5.             Delivery and Payment. Delivery of payment for the remarketed Securities by the purchasers thereof identified by the Remarketing Agent and payment of the Remarketing Fee shall be made on the Remarketing Closing Date at the location and time specified in Schedule I hereto (or such later date not later than five Business Days after such date as the Remarketing Agent shall designate), which date and time may be postponed by agreement between the Remarketing Agent and the Company.  Delivery of the remarketed Securities and payment of the Remarketing Fee shall be made to the Remarketing Agent against payment by the respective purchasers of the remarketed Securities of the consideration therefor as specified herein, which consideration shall be paid to the Collateral Agent for the account of the persons entitled thereto by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in immediately available funds or in immediately available funds by wire transfer to an account or accounts designated by the Collateral Agent.

Certificates for the Securities shall be registered in such names and denominations as the Remarketing Agent may request not less than one full Business Day in advance of the Remarketing Closing Date, and the Company, the Collateral Agent and the registered holder or holders thereof agree to have such certificates available for inspection, packaging and checking by the Remarketing Agent in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date.

6.             Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, MA 01965, Attention: Darrell W. Crate, with a copy to Goodwin Procter LLP, Exchange Place, Boston, MA 02109-2881, Attention: Martin Carmichael; if to the Remarketing Agent, to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, North Tower, New York, New York 10080, Attention: Investment Banking, with a copy to Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, NY 10019, Attention: L. Markus Wiltshire; and if to the Purchase Contract Agent, to The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the other in writing.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Purchase Contract Agent and the Remarketing Agent.

Very truly yours,

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

CONFIRMED AND ACCEPTED:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:
Authorized Signatory

THE BANK OF NEW YORK
not individually but solely as Purchase Contract Agent
and as attorney-in-fact for the holders of the Purchase Contracts

By:
Name:
Title:

SCHEDULE I TO SUPPLEMENTAL REMARKETING AGREEMENT

Securities subject to the remarketing: Senior Notes due 2010 of the Company (the “Securities”).

Purchase Contract Agreement, dated as of February 12, 2004 (the “Purchase Contract Agreement”) by and between Affiliated Managers Group, Inc., a company organized and existing under the laws of the State of Delaware, and The Bank of New York.

Pledge Agreement dated as of February 12, 2004 (the “Pledge Agreement”) by and between Affiliated Managers Group, Inc. and The Bank of New York, as Collateral Agent, Custodial Agent and Securities Intermediary, and as Purchase Contract Agent.

Indenture, dated as of December 21, 2001, between Affiliated Managers Group, Inc. and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee, as amended by a Replacement Trustee Agreement, by and between The Bank of New York and the Company (collectively the “Base Indenture”) as supplemented by a second supplemental indenture, to be dated February 12, 2004 between The Bank of New York, as trustee (the “Trustee”) and the Company (the “Second Supplemental Indenture” together with the Base Indenture, the “Indenture”), establishing the terms of the Securities.

[Minimum Remarketing Price] [Aggregate Principal Amount of Securities: $                         ]

Purchase Agreement, dated February 6, 2004 (the “Purchase Agreement”) Affiliated Managers Group, Inc. and Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Remarketing Fee:  [either (i) an amount not exceeding 25 basis points (0.25%) of the Minimum Initial Remarketing Price from any amount received in connection with such Initial Remarketing in excess of the Minimum Initial Remarketing Price if the remarketed Senior Notes mature on or prior to February 17, 2010 or (ii) such other amount as agreed between the Company and the Remarketing Agent if the maturity date of the Senior Notes is otherwise extended on the Reset Date to a date after February 17, 2010.]

Remarketing Closing Date, Time and Location:

SCH-1-1